Exhibit 3.14

SUN EXPRESS GROUP, INC.

Articles of Amendment to the Articles of Incorporation of Sun Express Group, Inc.

August 2, 1999

SUN EXPRESS GROUP, INC., a Florida corporation, does hereby amend its Articles of Incorporation and by delivering these Articles of Amendment setting forth as follows:

a. The name of the corporation is Sun Express Group, Inc.

b. The Articles of Incorporation are amended to increase the number of shares authorized from ten million shares to one hundred million shares.

c. This Amendment is adopted on November 1, 1996.

d. This Amendment is approved by the Shareholders and the number of votes cast for the amendment was sufficient for approval by the Shareholders voting as a single group.

I HEREBY CERTIFY that the foregoing Articles of Amendment are in accordance with the law and the other requirements of the corporation, and that these are true and correct Articles of Amendment to the Articles of Incorporation of Sun Express Group, Inc.

/s/ Guy Lindley,

President and Secretary